EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

SOCIAL REALITY, INC.

(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of Social Reality, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolution was adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

RESOLVED: Article N of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the "Reverse Stock Split") of its outstanding Class A Common Stock pursuant to which every five (5) issued and outstanding shares of the Corporation's Class A Common Stock, par value $0.001 (the "Old Class A Common Stock'') shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, par value $0.001 (the "New Class A Common Stock''). Each certificate representing shares of Old Class A Common Stock shall thereafter represent the number of shares of New Class A Common Stock into which the shares of Old Class A Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

FURTHER RESOLVED: That the effective date of this Certificate of Amendment shall be September 20, 2016.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated August 30, 2016 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation's voting stock on July 26, 2016 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation, as amended, as of September 6, 2016.

Social Reality, Inc.

By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer